EXHIBIT 13(A)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “General Information and History”, “Independent Registered Public Accounting Firm” and “Experts” in Post-Effective Amendment No. 63 to the Registration Statement and related Prospectus and Statement of Additional Information appearing therein pertaining to The Paul Revere Variable Annuity Contract Accumulation Fund and to the use therein of our reports dated (a) February 23, 2009, with respect to the financial statements and financial highlights of The Paul Revere Variable Annuity Contract Accumulation Fund, and (b) April 28, 2009, with respect to the financial statements of The Paul Revere Variable Annuity Insurance Company.

/s/ Ernst & Young LLP

Chattanooga, Tennessee

April 28, 2009